Exhibit 107
CALCULATION OF FILING FEE TABLE
Form
S-8
(Form Type)
First Majestic Silver Corp
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, no par value per share	Rule 457(h)	8,242,244 (2)	$3.52 (3)	$29,012,699 (3)	0.00015310	$4,442
Total Offering Amounts					$29,012,699		$4,442
Total Fee Offsets							—
Net Fee Due							$4,442

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form
S-8
(“Registration Statement”) also covers any additional number of common shares, no par value per share (“Common Shares”) of First Majestic Silver Corp (the “Company”) that become issuable under the Gatos Silver, Inc. Amended and Restated Long Term Incentive Plan (the “LTIP”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding number of Common Shares.

(2)	Represents 8,242,244 Common Shares that may be issued pursuant to the exercise of outstanding option awards granted under the LTIP.
(3)
Estimated pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of the outstanding options, converted from Canadian dollars into United States dollars using the daily rate of exchange reported by the Bank of Canada on January 13, 2025, of Cdn.$1.00 = US$0.6937.